Exhibit 10.1

LOAN AND SECURITY AGREEMENT, DATED FEBRUARY 2, 2022, BY AND AMONG THE REGISTRANT, HERCULES CAPITAL, INC., AND SILICON VALLEY BANK

THIS LOAN AND SECURITY AGREEMENT is made and dated as of February 2, 2022 and is entered into by and among TARSUS PHARMACEUTICALS, INC., a Delaware corporation, and each of its Subsidiaries joined hereafter from time to time pursuant to Section 7.13 hereof (hereinafter collectively referred to as the “Borrower”), HERCULES CAPITAL, INC., a Maryland corporation (“Hercules”), SILICON VALLEY BANK, a California corporation (“SVB”), and the several banks and other financial institutions or entities from time to time parties to this Agreement (each, a “Lender”, and collectively, referred to as the “Lenders”) and Hercules, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

RECITALS

A.Borrower has requested the Lenders make available to Borrower five tranches of term loans in an aggregate principal amount of up to One Hundred Seventy Five Million Dollars ($175,000,000) (the “Term Loans”); and

B.The Lenders are willing to make the Term Loans on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and the Lenders agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among Agent, Borrower and a third party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account (other than an Excluded Account) or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H attached to the Disclosure Letter, provided that account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower, or (c) the acquisition (including through inbound license transactions) of any product or product line, or of the right to use, develop, sell, license or distribute any product or product line (including the acquisition of all or substantially all Intellectual Property assets directed to a particular product or product line) of or from any other Person.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A attached to the Disclosure Letter, provided that account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote twenty percent (20%) or more of the outstanding voting securities of another Person or (c) any Person twenty percent (20%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Amortization Date” means, initially February 2, 2026 or, upon satisfaction of either Interest Only Extension Condition, such later date (as applicable) as provided pursuant to Section 2.2(e).

“Annual Forecast” means a twelve-month operating forecast of Borrower (including Borrower’s profits and losses and balance sheet) provided to Agent by Borrower pursuant to Section 7.1(g); provided that each such forecast must be approved by Borrower’s board of directors and must be reasonably acceptable to the Lenders.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approval Milestone” means satisfaction of each of the following events: (a) no default or Event of Default shall have occurred and be continuing; and (b) Borrower shall have delivered evidence and documentation reasonably satisfactory to Agent that the FDA has approved the New Drug Application for TP-03 for the treatment of Demodex Blepharitis with a label claim that it is generally consistent in all material respects with what Borrower sought in its New Drug Application (together with any supplement thereto). For the avoidance of doubt, upon approval, the clinical studies section of the label must include Collarette cure (which is the primary end point for the Phase 3 Saturn-2 trial NCT04784091).

“Bank Services” means any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by SVB or any SVB Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in SVB’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” has the meaning specified in the definition of Bank Services.

“Bank Services Cap” means Three Million Dollars ($3,000,000.00).

“Bankruptcy Code” means the federal bankruptcy law of the United States as from time to time in effect, currently as Title 11 of the United States Code. Section references to current sections of the Bankruptcy Code shall refer to comparable sections of any revised version thereof if section numbering is changed.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower Products” means all products and service offerings currently being designed, marketed, manufactured, licensed or sold by Borrower or which Borrower intends to sell, license or distribute in the future, including any products or service offerings under development, collectively, together with all products and service offerings that have been sold, licensed or distributed by Borrower since its incorporation.

“Borrower’s Books” means Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means all cash, cash equivalents and liquid funds.

“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended (including treasury regulations promulgated thereunder).

“Common Stock” means the Common Stock, $0.0001 par value per share, of the Borrower.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co- made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent

Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed, without duplication of the primary obligation, to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any license or similar right in, to or under any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, to which agreement Borrower is or hereafter becomes a party.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by the Borrower to the Agent for the benefit of the Lenders.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any other jurisdiction within the United States of America.

“Due Diligence Fee” means a one-time fee in the amount of Thirty-Five Thousand Dollars ($35,000), which fee has been paid to the Lenders by Borrower prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Account” means any of the following accounts which are designated as such in writing to Agent as of the Closing Date or, with respect to any account opened after the Closing Date, in the next Compliance Certificate delivered after such account is opened: (i) accounts used exclusively to maintain cash collateral subject to a Permitted Lien under clause (xiv) thereof, (ii) any payroll or benefits account, provided that the aggregate balance of all such accounts shall not exceed the amount of all payroll or related benefit payments for the immediately succeeding two (2) payroll and benefit contribution cycles.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“Forecast” means the Annual Forecast or Revised Forecast most recently delivered by Borrower to Agent.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within one hundred twenty (120) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) equity securities of any Person subject to repurchase or redemption other than at the sole option of such Person, (e) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts, (f) [reserved],
(g)non-contingent obligations to reimburse any bank or Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, and (h) all Contingent Obligations.

“Initial Facility Charge” means a one-time fee in the amount of Two Hundred Thousand Dollars ($200,000), payable to Lenders in accordance with Section 4.1(f).

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Extension Conditions” means the satisfaction of either of the following events prior to the Amortization Date:

(i)(x) no default or Event of Default shall have occurred and be continuing, (y) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed and (z) receipt by the Agent of evidence in form and substance reasonably satisfactory to Agent that Borrower has achieved at least $35,000,000 in Net Product Revenue; or

(ii)(x) no default or Event of Default shall have occurred and be continuing, (y) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed and (z) receipt by the Agent of evidence in form and substance satisfactory to Lenders that Borrower has raised at least $200,000,000 of unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restrictions) new net cash proceeds (not including proceeds from the conversion or cancellation of Indebtedness) from the issuance of Equity Interests of Borrower or business development proceeds, between the Closing Date and prior to the Amortization Date, which proceeds shall be promptly deposited in a Deposit Account or securities account of Borrower subject to an Account Control Agreement in favor of Agent, and maintains Unrestricted Cash in an amount equal to or greater than 175% of the Required Cash Amount.
“Investment” means, with respect to any Person, (a) any beneficial ownership (including stock, partnership, limited liability company interests, or other securities) of or in any other Person, (b) any loan, advance or capital contribution to any other Person or (c) any Acquisition.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreements” means for each Subsidiary (other than a Foreign Subsidiary), a completed and executed Joinder Agreement in substantially the form attached to the Disclosure Letter as Exhibit F.

“License” means any Copyright License, Patent License, Trademark License or other Intellectual Property license of rights or interests therein.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; for clarity, excluding Intellectual Property licenses and similar rights.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the promissory notes (if any), the ACH Authorization, the Account Control Agreements, the Disclosure Letter, the Joinder Agreements, all UCC Financing Statements, any Bank Services Agreements, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Market Capitalization” means, as of any date of determination, the product of (a) the number of outstanding shares of Common Stock publicly disclosed in the most recent filing of Borrower with the SEC as outstanding as of such date of determination and (b) the closing price of Borrower’s Common Stock (as quoted on Bloomberg L.P.’s page or any successor page thereto of Bloomberg L.P. or if such page is not available, any other commercially available source).

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or
(ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or the Lenders to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Maximum Term Loan Amount” means One Hundred Seventy Five Million and No/100 Dollars ($175,000,000).

“Net Product Revenue” means, as of any date of determination for any applicable trailing three-month period, net product revenue (as determined in accordance with GAAP) from the sale of TP-03 (which for the avoidance of doubt shall not include any royalty, profit sharing, or milestone revenue payment) in the United States, which (in the case of any projected or forecasted Net Product Revenue) shall be calculated based on historical standards and provided forecast methodology and shall not be affected by future changes contemplated by GAAP or other applicable regulatory requirements.

“New Drug Application” means a new drug application submitted by Borrower in the United States for authorization to market a product, as defined in the applicable laws and regulations and submitted to the FDA.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement/Confidentiality Agreement by and between Borrower and Agent, dated as of October 27, 2021.
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control. “OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons
List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Patent License” means any written agreement granting any license or similar right in, to or under any Patent in existence or a Patent application that is pending, to which agreement Borrower is or hereafter becomes a party.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“Perfection Certificate” means a completed certificate entitled “Perfection Certificate” delivered by Borrower to Agent and the Lenders, signed by Borrower.

“Permitted Convertible Debt” means issuance by Borrower of convertible notes; provided that such convertible notes shall (a) not require any scheduled amortization or other required payments of principal prior to, or have a scheduled maturity date, earlier than, one hundred eighty (180) days after the Term Loan Maturity Date, (b) be unsecured (or, if secured, be subordinated to the Secured Obligations pursuant to subordination terms in form and substance satisfactory to the Lenders in their sole discretion),
(c)not be guaranteed by any Subsidiary of Borrower that is not a Borrower and (d) shall specifically designate this Agreement and all Secured Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (d) of this definition specifically refer to such notes as being such subordination terms; provided further, that any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of Borrower (or any of its Subsidiaries) (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least thirty (30) calendar days (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least 25% in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision.

“Permitted Indebtedness” means:

(i)Indebtedness of Borrower in favor of any Lender or Agent arising under this Agreement or any other Loan Document;

(ii)Indebtedness existing on the Closing Date which is disclosed in Schedule 1A of the Disclosure Letter;
(iii)Indebtedness of up to $5,000,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including Equipment or software or other intellectual property financed with such Indebtedness);

(iv)Indebtedness to trade creditors incurred in the ordinary course of business (due within one hundred twenty (120) days, including such Indebtedness incurred in the ordinary course of business with corporate credit cards (not constituting Bank Services), in an amount not to exceed an amount equal to $1,500,000;

(v)Indebtedness that also constitutes a Permitted Investment;

(vi)Subordinated Indebtedness;

(vii)reimbursement obligations in connection with letters of credit not constituting Bank Services that are secured by Cash and issued on behalf of the Borrower or a Subsidiary thereof, in an amount not to exceed $500,000 at any time outstanding;

(viii)other unsecured Indebtedness in an amount not to exceed $1,000,000 at any time outstanding;

(ix)intercompany Indebtedness as long as either each of the Subsidiary obligor and the Subsidiary obligee under such Indebtedness is a Subsidiary that has executed a Joinder Agreement;

(x)Permitted Convertible Debt in an aggregate principal amount not to exceed Two Hundred Million Dollars ($200,000,000) at any time outstanding; and

(xi)extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or the applicable Subsidiary, as the case may be.

“Permitted Investment” means:

(i)Investments existing on the Closing Date which are disclosed in Schedule 1B of the Disclosure Letter;

(ii)(a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Services, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, (d) money market accounts and (e) Investments pursuant to the investment policy that has been provided to the Agent prior to the Closing Date or any investment policy that has been approved by the Agent;

(iii)repurchases of stock of the Borrower from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $500,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or could exist after giving effect to the repurchases;

(iv)Investments accepted in connection with Permitted Transfers;

(v)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(vi)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary;

(vii)Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors;

(viii)Investments consisting of travel advances in the ordinary course of business;

(ix)Investments in newly formed domestic Subsidiaries, provided that each such domestic Subsidiary enters into a Joinder Agreement promptly after its formation by Borrower and execute such other documents as shall be reasonably requested by Agent;

(x)Investments in Foreign Subsidiaries in an aggregate amount not to exceed $1,000,000 in any fiscal year;

(xi)Investments consisting of co-promotion, co-commercialization or co- development agreements for any territory (including the United States) in an arm’s length transaction entered into on commercially reasonable terms; provided that, to the extent the subject of such agreement is the TP-03 program, such agreement is entered into with an established pharmaceutical company;

(xii)joint ventures, in-licensing (including through the consummation of related transactions) or strategic alliances in the ordinary course of Borrower’s business (including, without limitation, through the nonexclusive or exclusive in-licensing of technology, the development of technology or the providing of technical support); provided that, at any time the outstanding principal amount of the Term Loans exceeds $30,000,000, then the aggregate amount of cash Investments pursuant to this clause (xii) shall not exceed (1) prior to the satisfaction of the Approval Milestone, $1,000,000 during any fiscal year and (2) following the satisfaction of the Approval Milestone, $5,000,000 during any fiscal year; and

(xiii)additional Investments that do not exceed $1,000,000 in the aggregate. “Permitted Liens” means:
(i)Liens in favor of Agent or the Lenders arising under this Agreement or any other Loan Document;
(ii)Liens existing on the Closing Date which are disclosed in Schedule 1C of the Disclosure Letter;

(iii)Liens for taxes, fees, assessments or other governmental charges or levies, either not yet delinquent or being contested in good faith by appropriate proceedings diligently conducted; provided, that Borrower maintains adequate reserves therefor on Borrower’s Books in accordance with GAAP;

(iv)Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required;

(v)Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;

(vi)the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(vii)Liens on any fixed or capital assets (including Equipment or software or other intellectual property) constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;

(viii)Liens incurred in connection with Subordinated Indebtedness;

(ix)leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;

(x)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(xi)Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(xii)statutory and common law rights of set-off and other similar rights (including under contract) as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms or securities intermediaries;

(xiii)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

(xiv)(A) Liens on Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed $2,500,000 at any time;

(xv)Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Out-Licenses” means each of the following Licenses and similar arrangements for the use of Intellectual Property or any Borrower Product (including, without limitation, in connection with business development transactions and other arrangements), to the extent entered into in the ordinary course of business and on an arms’ length basis and would not result in the legal transfer of title of the Intellectual Property or any Borrower Product that is the subject of any such License or similar arrangement:

(i)Licenses and similar arrangements on a non-exclusive basis that do not interfere in any material respect with the Borrower’s business;

(ii)Licenses and similar rights granted in connection with the TP-04 program, the TP-05 program or any other Borrower program (with the exception of the TP-03 program), which may include global or one or more territory-based exclusive licensing arrangement(s); provided that such Licenses and similar arrangements are on commercially reasonable terms (as determined by Borrower in good faith using its reasonable business judgment); and

(iii)Licenses and similar rights granted in connection with the TP-03 program; provided that such licenses are on commercially reasonable terms (as determined by Borrower in good faith using its reasonable business judgment), and which may be exclusive in respect to territory but only as to discrete geographical areas outside of the United States of America.

“Permitted Transfers” means:

(i)sales of Inventory in the ordinary course of business;

(ii)Permitted Out-Licenses;

(iii)abandonment, lapse or cancellation of any immaterial registrations, issuances or applications to register or issue Intellectual Property that Borrower reasonably determines (in good faith using its reasonable business judgement) not to maintain or renew;

(iv)dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business;

(v)sale of stock or other shares of the Borrower in the ordinary course of business and the sale of stock or other shares granted to Borrower as consideration in connection with Permitted Out-Licenses and other Investments described in clause (xii) of the defined term “Permitted Investments”;

(vi)to the extent constituting transfers, and without duplication, the transfer of cash or other assets to the extent necessary to consummate Permitted Investments of the type described in clause (xii) of the defined term Permitted Investments, which, for the avoidance of doubt, must be made subject to the terms of such clause (xii) of the defined term Permitted Investments; and

(vii)other Transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Receivables” means (a) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (b) all customer lists, software, and business records related thereto.

“Register” has the meaning specified in Section 11.7.

“Regulatory Milestone” means the satisfaction of each of the following events: (a) no default or Event of Default shall have occurred and be continuing; and (b) receipt by the Agent of evidence in form and substance reasonably satisfactory to it that Borrower has filed the New Drug Application for TP-03 for the treatment of Demodex Blepharitis with the FDA.

“Required Cash Amount” means, as of any date of determination, an amount equal to 175% of the (x) principal balance of the aggregate outstanding Term Loan Advances at such time plus (y) the End of Term Charge then applicable and calculated pursuant to Section 2.6 hereof assuming that the End of Term Charge is due as of such date.

“Required Lenders” means, at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Restricted License” means any material inbound License with respect to which Borrower is the licensee that expressly prohibits Borrower from granting a security interest in Borrower’s interest in such License.

“Revised Forecast” means a twelve-month operating forecast of Borrower (including Borrower’s profits and losses and balance sheet) that revises in any material respect the most recent Annual Forecast approved by the Borrower’s board of directors or the most recent Revised Forecast, and provided to Agent by Borrower; provided that each such forecast must be presented to the Borrower’s board of directors and must be reasonably acceptable to the Lenders.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SBA Funding Date” means each date on which a Lender which is an SBIC funds any portion of the Loans.

“SEC” means the United States Securities Exchange Commission.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including, without limitation, (a) any obligation to pay any amount now owing or later arising and (b) all obligations relating to Bank Services, if any.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its sole discretion.

“Subsequent Financing” means the closing of any Borrower financing involving the sale and issuance of Borrower’s Equity Interests that is broadly marketed to multiple investors and which becomes effective after the Closing Date.

“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls, either directly or indirectly, 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 of the Disclosure Letter.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1 of the Disclosure Letter.

“Term Loan Advance” means each of the Tranche 1 Advance, Tranche 2 Advance, Tranche 3 Advance, Tranche 4 Advance, Tranche 5 Advance and any other Term Loan advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in The Wall Street Journal plus 5.20%, and (ii) 8.45%.

“Term Loan Maturity Date” means February 2, 2027; provided that if such day is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

“Trademark License” means any written agreement granting any license or similar right in, to or under any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, to which agreement Borrower is or hereafter becomes a party.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.
“Tranche” means with respect to the Tranche 1 Commitment, all Tranche 1 Advances; with respect to the Tranche 2 Commitment, all Tranche 2 Advances; with respect to the Tranche 3 Commitment, all Tranche 3 Advances; with respect to the Tranche 4 Commitment, all Tranche 4 Advances; and with respect to the Tranche 5 Commitment, all Tranche 5 Advances.

“Tranche 1 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche 1 Commitment” opposite such Lender’s name on Schedule 1.1 of the Disclosure Letter.

“Tranche 2 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche 2 Commitment” opposite such Lender’s name on Schedule 1.1 of the Disclosure Letter.

“Tranche 2 Facility Charge” means one-half of one percent (0.50%) of each Tranche 2 Advance, which is payable to Lenders in accordance with Section 4.2(d).

“Tranche 3 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche 3 Commitment” opposite such Lender’s name on Schedule 1.1 of the Disclosure Letter.

“Tranche 3 Facility Charge” means one-half of one percent (0.50%) of each Tranche 3 Advance, which is payable to Lenders in accordance with Section 4.2(d).

“Tranche 4 Draw Test” means, in respect of any requested Tranche 4 Advance, that immediately before and after such Tranche 4 Advance and giving pro forma effect thereto, the ratio of the aggregate outstanding senior secured Indebtedness of Borrower to Net Product Revenue for the trailing three-month period most recently ended does not exceed 4.00:1.00.

“Tranche 4 Facility Charge” means one-half of one percent (0.50%) of each Tranche 4 Advance, which is payable to Lenders in accordance with Section 4.2(d).

“Tranche 5 Facility Charge” means one-half of one percent (0.50%) of the Tranche 5 Advance, which is payable to Lenders in accordance with Section 4.2(d).

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unrestricted Cash” means unrestricted Cash of Borrower maintained in Deposit Accounts or other accounts in Borrower’s name subject to an Account Control Agreement in favor of Agent, subject to any post-closing period provided under this Agreement to deliver Account Control Agreements.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

1.2The following terms are defined in the Sections or subsections referenced opposite such terms:

Defined Term Section
Agent	Preamble
Amortization Cure Payment	2.2(e)
Assignee	11.14
Borrower	Preamble
Claims	11.11
Collateral	3.1
Confidential Information	11.13
End of Term Charge	2.6
Event of Default	9
Financial Statements	7.1
Indemnified Person	6.3
Lenders	Preamble
Liabilities	6.3
Maximum Rate	2.3
Open Source License	5.10
Participant Register	11.8
Prepayment Charge	2.5
Publicity Materials	11.19
Register	11.7
Rights to Payment	3.1
SBA	7.15
SBIC	7.15
SBIC Act	7.15
Tranche 1 Advance	2.2(a)(i)
Tranche 2 Advance	2.2(a)(ii)
Tranche 3 Advance	2.2(a)(iii)
Tranche 4 Advance	2.2(a)(iv)
Tranche 5 Advance	2.2(a)(v)

1.3Unless otherwise specified, all references in (x) this Agreement or (y) any Annex, Exhibit or Schedule in the Disclosure Letter to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in this Agreement or to the Disclosure Letter, as applicable.

Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied.

1.4If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, Agent, Lenders and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such requirement shall continue to be computed in accordance with GAAP prior to such change; provided that any obligations of a Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.

1.5Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2. THE LOAN

2.1[Reserved]

2.2Term Loan Advances.

(a)Term Commitment.

(i)Tranche 1. Subject to the terms and conditions of this Agreement and the proviso hereto, (A) on the Closing Date, Lenders shall severally (and not jointly) make, and Borrower agrees to draw, a Term Loan Advance in an amount not less than
$20,000,000, and (B) at any time after the Closing Date but prior to December 15, 2022, Borrower may request and Lenders shall severally (and not jointly) make additional Term Loan Advances in minimum increments of $5,000,000 (or if less than $5,000,000 the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.2(a)(i)(B)); provided the aggregate Term Loan Advances made by any Lender pursuant to clause (A) and (B) above shall not exceed its respective Tranche 1 Commitment and the aggregate principal amount of the Term Loan Advances made pursuant to this Section 2.2(a)(i) shall not exceed $40,000,000.

(ii)Tranche 2. Subject to the terms and conditions of this Agreement and satisfaction of the Regulatory Milestone, on or prior to March 15, 2023, Borrower may request, and Lenders shall severally (and not jointly) make in an amount not to exceed their respective Tranche 2 Commitments, additional Term Loan Advances in minimum increments of $5,000,000 (or if less than $5,000,000 the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.2(a)(ii)), provided that the aggregate principal amount of the Term Loan Advances made pursuant to this Section 2.2(a)(ii) shall not exceed $25,000,000 (such Term Loan Advances, the “Tranche 2 Advances”).
(iii)Tranche 3. Subject to the terms and conditions of this Agreement and satisfaction of the Approval Milestone, on or prior to March 15, 2024, Borrower may request, and Lenders shall severally (and not jointly) make in an amount not to exceed their respective Tranche 3 Commitments, additional Term Loan Advances in minimum increments of $5,000,000 for the first $30,000,000 advanced pursuant to this Section 2.2(a)(iii) and in minimum increments of $1,000,000 for the subsequent $5,000,000 advanced pursuant to this Section 2.2(a)(iii), provided that the aggregate principal amount of the Term Loan Advances made pursuant to this Section 2.2(a)(iii) shall not exceed
$35,000,000 (such Term Loan Advances, the “Tranche 3 Advances”).

(iv)Tranche 4. Subject to the terms and conditions of this Agreement and satisfaction of the Approval Milestone, on and after June 15, 2023 through and until December 15, 2024, Borrower may request, and Lenders shall severally (and not jointly) make in an amount not to exceed their respective Tranche 4 Commitments, additional Term Loan Advances of $50,000,000 in minimum increments of $5,000,000 (or if less than
$5,000,000 the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.2(a)(iv) provided that the aggregate principal amount of the Term Loan Advances made pursuant to this Section 2.2(a)(iv) shall not exceed $50,000,000) (such Term Loan Advance, the “Tranche 4 Advance”).

(v)Tranche 5. Subject to the terms and conditions of this Agreement and conditioned on approval by the Lenders’ respective investment committees in their sole and unfettered discretion, on or prior to December 15, 2024, Borrower may request, and Lenders shall severally (and not jointly) make in an amount not to exceed their respective Tranche 5 Commitments, an additional Term Loan Advance of $25,000,000 (such Term Loan Advance, the “Tranche 5 Advance”).

(b)Maximum Term Loan Amount. The aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount.

(c)Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least one (1) Business Day before the Closing Date (in the case of any Term Loan Advance requested to be made on the Closing Date) and at least five (5) Business Days before each Advance Date (other than the Closing Date) to Agent. The Lenders shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(d)Interest. The principal balance of each Term Loan shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the prime rate as reported in the Wall Street Journal changes from time to time.

(e)Payment. Borrower will pay interest on each Term Loan Advance in arrears on the first Business Day of each month, beginning the month after the Advance Date. Unless either of the Interest Only Extension Conditions has been satisfied prior to the Amortization Date, then Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured

Obligations (other than any (x) inchoate indemnity obligations, and (y) Bank Services, to the extent the counterparty Lender has agreed such Bank Services may continue to exist, or that are cash collateralized in accordance with Section 3.3 of this Agreement) have been paid in full. If the Interest Only Extension Conditions have been satisfied prior to the Amortization Date, then the aggregate outstanding Term Loan principal balance shall be due and payable in one installment payment on the Term Loan Maturity Date; provided that, in the event that the Interest Only Extension Conditions have been satisfied in reliance on clause (ii) of such defined term:

(i)if Borrower fails to maintain Unrestricted Cash in an amount equal or greater than Required Cash Amount at any time following the Amortization Date and prior to the last five (5) days of the calendar month during which such failure has occurred, then Borrower shall repay the aggregate Term Loan principal balance in an amount necessary to comply with such requirement (such payment, an “Amortization Cure Payment”) within three (3) Business Days following such failure and for the avoidance of doubt such Amortization Cure Payment shall constitute a prepayment subject to Section 2.5 and Section 2.6;

(ii)if Borrower fails to maintain Unrestricted Cash in an amount equal or greater than Required Cash Amount at any time following the Amortization Date and during the last five (5) days of the calendar month during which such failure has occurred, then Borrower shall make the necessary Amortization Cure Payment on or before the last Business Day of such calendar month and for the avoidance of doubt such Amortization Cure Payment shall constitute a prepayment subject to Section 2.5 and Section 2.6; and

(iii)if Borrower fails to make the applicable Amortization Cure Payment pursuant to clause (i) or (ii) above (as applicable), then the Amortization Date shall immediately and automatically be deemed to be the first Business Day of the calendar month immediately succeeding the calendar month during which the applicable failure to maintain Unrestricted Cash occurred, and Borrower shall be required to repay the aggregate Term Loan principal balance in accordance with the second sentence of this Section 2.2(e) (it being understood that Borrower shall be required to make the first payment due on the Amortization Date to Agent, for the ratable benefit of the Lenders, in immediately available funds on the Amortization Date and Agent shall not initiate a debit entry to Borrower’s account for such payment).

The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. If a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day. Agent, for the benefit of Lenders, will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization (x) on each payment date of all periodic obligations payable to the Lenders under each Term Loan Advance and (y) out-of-pocket legal fees and costs incurred by Agent or the Lenders in connection with Section 11.12 of this Agreement; provided that in the event that Agent informs Borrower that Agent will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to Agent, for the ratable benefit of the Lenders, such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (x) above, if Agent informs Borrower that the Lenders will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to Agent, for the ratable benefit of the Lenders, such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which Agent notifies Borrower of such; provided, further, that in the event that Agent informs Borrower that Lenders will not initiate a debit entry to Borrower’s account for specified out-of-pocket legal fees and costs incurred by Agent or the Lenders, Borrower shall pay to the Agent such amount in full in immediately available funds within three (3) Business Days.

2.3Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lenders’ accrued interest, costs, expenses, professional fees payable pursuant to Section 11.12; and third, after all Secured Obligations (other than any (x) inchoate indemnity obligations, and (y) Bank Services, to the extent the counterparty Lender has agreed such Bank Services may continue to exist, or that are cash collateralized in accordance with Section 3.3 of this Agreement) are repaid, the excess (if any) shall be refunded to Borrower.

2.4Default Interest. In the event any payment is not paid on the scheduled payment date, other than due to a failure of any ACH debit due solely to an administrative or operational error of Agent or Lender or Borrower’s bank, if Borrower makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay, an amount equal to four percent 4%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(d) plus four percent (4%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(d) or Section 2.4, as applicable.

2.5Prepayment. At its option, Borrower may prepay all or a portion of the outstanding Advances by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: with respect to each Advance, if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 2.0%; after twelve (12) months but on or prior to twenty four (24) months, 1.5%; and after twenty four (24) months, but on or prior to thirty six (36) months, 0.5% (each, a “Prepayment Charge”). If at any time Borrower elects to make a prepayment, and at such time, there are outstanding Advances under multiple Tranches, the Prepayment Charge shall be determined by applying the amount of such prepayment in the following order: first, to the outstanding principal amount (and accrued but unpaid interest thereon) of Advances outstanding under the Tranche with the latest initial funding date; second, to the outstanding principal amount (and accrued but unpaid interest thereon) of Advances outstanding under the Tranche with the next latest initial funding date and so on until the entire principal balance of all Advances made hereunder (and all accrued but unpaid interest thereon) is paid in full. Borrower agrees that the Prepayment Charge is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control or any other prepayment hereunder. Notwithstanding the foregoing, Agent and the Lenders agree to waive the Prepayment Charge if Agent and the Lenders (in their sole and absolute discretion) agree in writing to refinance the Advances prior to the Term Loan Maturity Date. Subject to the second sentence of this paragraph, any amounts paid under this Section shall be applied by Agent to the then unpaid amount of any Secured Obligations (including principal and interest) pro rata to all scheduled amounts owed of a specific Tranche. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.6End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays in full or in part the outstanding Secured Obligations (other than any (x) inchoate indemnity obligations, and (y) Bank Services), or (iii) the date that the Secured Obligations become due and payable (including, without limitation, by acceleration of the Secured Obligations during an Event of Default pursuant to Section 9), Borrower shall pay the Lenders a charge of 4.75% of the aggregate original principal amount of the Term Loan Advances made hereunder less the aggregate amount of all charges paid in accordance with the foregoing in connection with all prior partial prepayments (the “End of Term Charge”). Notwithstanding the required payment date of such End of Term Charge, the applicable pro rata portion of the End of Term Charge shall be deemed earned by the Lenders on the date the applicable Term Loan Advance is made. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.7Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loan Advances shall be made pro rata according to the Term Commitments of the relevant Lender. Except with respect to any payment received by SVB with respect to obligations of Borrower in connection with Bank Services and except as otherwise provided in this Agreement, all of the rights, interests and obligations of each Lender under this Agreement and related Loan Documents, including security interests in the Collateral under this Agreement, shall be shared by the Lenders in the ratio of (a) the aggregate outstanding principal amount of such Lender’s Term Loan Advances to Borrower under this Agreement to (b) the aggregate outstanding principal amount of all Term Loan Advances to Borrower under this Agreement. Each Lender shall promptly remit to the other Lender such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan Advance. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lender also received its scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to the other Lender such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Agent. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to this ratio. The provisions hereof shall apply irrespective of the time or order of attachment or perfection of security interests, or the time or order of filing or recording of financing statements.

2.8Taxes; Increased Costs. The Borrower, the Agent and the Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto.
2.9Treatment of Prepayment Charge and End of Term Charge. Borrower agrees that any Prepayment Charge and any End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Closing Date.

The Prepayment Charge and the End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Borrower expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that their agreement to pay each of the Prepayment Charge and the End of Term Charge to the Lenders as herein described was on the Closing Date and continues to be a material inducement to the Lenders to provide the Term Loan Advances.

SECTION 3. SECURITY INTEREST

3.1As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in, to and under all of Borrower’s personal property and other assets including without limitation the following (except as set forth herein) whether now existing or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property (other than Intellectual Property) of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing, in each instance, expressly excluding Intellectual Property; and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, subject to Section 3.2 below, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, but subject to Section 3.2 below, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment. For the avoidance of doubt, Borrower shall not be required to cause any guaranty or pledge of security interests that could, in Borrower’s reasonable judgment in consultation with Lender, cause material adverse tax consequences to Borrower.

3.2Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (a) any right, title or interest in, to or under any nonassignable licenses or contracts (including, without limitation, any Licenses), which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC), provided further, that upon the termination of such prohibition or such consent being provided with respect to any license or contract, such license or contract shall automatically be included in the Collateral, (b) more than 65% of the presently existing and hereafter arising issued and outstanding Equity Interests owned by Borrower of any Foreign Subsidiary which Equity Interests entitle the holder thereof to vote for directors or any other matter (c) property for which the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically be included in the Collateral,
(d) any Excluded Accounts, (e) any cash collateral deposit subject to a Permitted Lien hereunder, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder or create a right of termination a party thereto (other than Borrower), provided that upon the termination and release of such cash collateral, such property shall automatically be included in the Collateral and (f) any intent-to-use United States Trademark application for which neither (i) an amendment to allege use to bring the application into conformity with 15 U.S.C. § 1051(a) has been filed with and accepted by the United States Patent and Trademark Office, nor (ii) a verified statement of use under 15 U.S.C. § 1051(d) has been filed with and accepted by the United States Patent and Trademark Office.

3.3The security interest granted in Section 3.1 of this Agreement shall automatically terminate and be released upon the payment in full of the Secured Obligations (other than (x) contingent indemnification or reimbursement obligations that are not yet due and payable and (y) Bank Services, to the extent the counterparty Lender has agreed such Bank Services may continue to exist, or that are cash collateralized in accordance with last sentence of this Section 3.3) and Lender has no further commitment or obligation hereunder or under the other Loan Documents to make any further Advances. In the event there are Secured Obligations consisting of outstanding Bank Services, unless otherwise agreed by SVB in its sole discretion, Borrower shall provide to SVB cash collateral (and execute, deliver and file any financing statements, security agreements, collateral assignments, notices, control agreements or other documents to perfect or evidence SVB’s security interest in such cash collateral); provided that, (x) with respect to any Bank Services consisting of Letters of Credit, the amount of such cash collateral shall not exceed one hundred five percent (105.0%) of the outstanding face amount of any such Letters of Credit, plus all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its business judgment), to secure the payment of the Secured Obligations relating to such Letters of Credit and (y) with respect to any other Secured Obligations consisting of Bank Services, an amount equal to the Secured Obligations in respect of such Bank Services then outstanding and any reasonably anticipated amount of the potential monetary exposure to SVB arising therefrom.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of the Lenders to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions, in each case in form and substance reasonably acceptable to Agent:

4.1Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent (or Agent shall have otherwise received) the following:

(a)executed copies of the Loan Documents, Account Control Agreements, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)a legal opinion of Borrower’s counsel in form and substance reasonably acceptable to Agent;

(c)certified copy of resolutions of Borrower’s board of directors evidencing approval of the Loan and other transactions evidenced by the Loan Documents;

(d)certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, certified by the Secretary of State of its state of incorporation, of Borrower;

(e)a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified could have a Material Adverse Effect;

(f)payment of the Due Diligence Fee (which has been paid prior to the Closing Date), Initial Facility Charge and reimbursement of Agent’s and the Lenders’ current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(g)certified copies, dated as of a recent date, of searches for financing statements filed in the central filing office of the State of Delaware, accompanied by written evidence (including any UCC termination statements reasonably satisfactory to Agent) that the Liens on any Collateral indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan Advance, will be terminated or released;

(h)Intellectual Property search results;

(i)all certificates of insurance and copies of each insurance policy and endorsements required pursuant to Section 6.2;

(j)a duly executed copy of the Perfection Certificate and each exhibit and addendum thereto; and

(k)such other documents as Agent may reasonably request in its good faith business discretion.

4.2All Advances. On each Advance Date:

(a)Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2(c), each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request in its good faith business discretion.

(b)The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the applicable Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
(c)Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)with respect to any of the Tranche 2 Advance, Tranche 3 Advance, Tranche 4 Advance or the Tranche 5 Advance, the Borrower shall have paid each Tranche 2 Facility Charge, each Tranche 3 Facility Charge, each Tranche 4 Facility Charge, or the Tranche 5 Facility Charge, as applicable; and

(e)with respect to any Tranche 4 Advance, Borrower shall have satisfied the Tranche 4 Draw Test.

Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in subsections (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that constitutes (or, with the passage of time, the giving of notice, or both would constitute) an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws its state of incorporation, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, Tax identification number, organizational identification number and other information are correctly set forth in Exhibit B of the Disclosure Letter, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2Collateral. Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable) or bylaws, (iv) do not violate any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject in any material respect and (iv) except as described on Schedule 5.3 of the Disclosure Letter, do not violate any material contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents on behalf of Borrower are duly authorized to do so.
5.4Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6Laws. Neither Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default under (i) any provision of any agreement or instrument evidencing material Indebtedness in any material respect, or (ii) any other material agreement to which it is a party or by which it is bound.

Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock

(under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or, to the knowledge of Borrower, any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors (it being understood that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts, that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.8Tax Matters. Except as described on Schedule 5.8 of the Disclosure Letter, (a) Borrower and its Subsidiaries have filed all federal and state income Tax returns and other material Tax returns that they are required to file (subject to valid extensions), (b) Borrower and its Subsidiaries have duly paid all federal and state income Taxes and other material Taxes or installments thereof that they are required to pay, except Taxes being contested in good faith by appropriate proceedings and for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP, and (c) to the best of Borrower’s knowledge, no proposed (in writing) or pending Tax assessments, deficiencies, audits or other proceedings with respect to Borrower or any Subsidiary have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business. Except as described on Schedule 5.9 of the Disclosure Letter, (i) each of the material registered Copyrights, registered Trademarks and issued Patents owned by Borrower are subsisting, valid and enforceable, (ii) no material part of the registered Intellectual Property owned by Borrower has been judged invalid or unenforceable in whole or in part, and (iii) no claim has been made to Borrower in writing that any material part of the Intellectual Property owned by Borrower nor Borrower’s use thereof in the operation of its business violates the rights of any third party. Exhibit C of the Disclosure Letter is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and any pending applications to register any of the foregoing, and any material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10Intellectual Property. Except as described on Schedule 5.10 of the Disclosure Letter, Borrower owns or has a license or other valid and enforceable right to use all material Intellectual Property rights necessary or material to the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under
Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign the Intellectual Property necessary or material to the operation or conduct of Borrower’s business as currently conducted and as currently proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee. Borrower is not a party to, nor is it bound by, any Restricted License.

No material software used by Borrower or any of its Subsidiaries (or used in any Borrower Products or any Subsidiaries’ products) are subject to an open-source or similar license (including but not limited to the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause any material proprietary software owned by Borrower to have to be (i) distributed to third parties at no charge or a minimal charge (royalty-free basis); (ii) licensed to third parties to modify, make derivative works based on, decompile, disassemble, or reverse engineer such Borrower proprietary software; or (iii) used in a manner that does could require disclosure or distribution of such Borrower proprietary software in source code form.

5.11Borrower Products. Except as described on Schedule 5.11 of the Disclosure Letter, no material Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof, in each of the foregoing, other than (a) typical restrictions contained in Licenses and (b) office actions and other routine notices or similar documents issued by the United States Patent and Trademark Office or other applicable intellectual property office) in connection with the prosecution or maintenance of registrations, issuances or applications to register or issue Intellectual Property. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or to assign any ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or asserting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. Neither Borrower’s use of its material Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12Financial Accounts. Exhibit D of the Disclosure Letter, as may be updated by the Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13Employee Loans. Except for Permitted Investments, Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 of the Disclosure Letter. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 1 of the Disclosure Letter, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance (inclusive of umbrella coverage) for each occurrence. Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the tangible Collateral, provided that such insurance may be subject to standard exceptions and deductibles. If Borrower fails to obtain the insurance called for by this Section 6.1 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

6.2Certificates. Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent (shown as “Hercules Capital, Inc., as Agent”) is an additional insured for commercial general liability, a lenders loss payable for all risk property damage insurance, subject to the insurer’s approval, and a lenders loss payable for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to Agent’s interests. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Borrower shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3Indemnity. Borrower agrees to indemnify and hold Agent, the Lenders and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement, in each case subject to the applicable statute of limitations.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)within thirty (30) days) after the end of each month, (i) a report showing agings of accounts receivable and accounts payable; (ii) a statement of all Cash and cash equivalents for such prior month and (iii) a statement of gross revenue all for such prior month;

(b)within forty-five (45) days after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments;

(c)within ninety (90) days after the end of each fiscal year, unqualified (other than a “going concern” qualification solely as a result of the occurrence of the Term Loan Maturity Date or other “going concern” qualification typical for venture-backed companies similar to Borrower) audited financial statements as of the end of such year (prepared on a consolidated basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants; it being agreed that Ernst & Young Global Limited is acceptable to the Agent;

(d)within 30 days after the end of each month, a Compliance Certificate in the form of Exhibit E attached to the Disclosure Letter;

(e)[reserved]

(f)promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements, information or reports that Borrower has made available to holders of its preferred stock or Common Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(g)(i) no sooner than the date that the Approval Milestone is satisfied, but in any event prior to such time that the aggregate outstanding principal amount of the Term Loans is equal to or greater than $100,000,000, Borrower shall deliver an Annual Forecast to Agent; and (ii) thereafter no later than January 31st of each calendar year, an Annual Forecast covering each month during that calendar year;

(h)financial and business projections promptly following their approval by Borrower’s Board of Directors, and in any event, within 30 days after to the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent;

(i)solely to the extent either of the Interest Only Extension Conditions have been satisfied, immediate notice of any failure to maintain at any time Unrestricted Cash in an amount equal or greater than 175% of the Required Cash Amount; and

(j)immediate notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed), make any change in its (a) accounting policies or reporting practices, or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31st.

The executed Compliance Certificate, and all Financial Statements required to be delivered pursuant to clauses (a), (b), (c) and (d) shall be sent via e-mail to with a copy to and provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Account Manager: Tarsus Pharmaceuticals, Inc.
Notwithstanding the foregoing, documents required to be delivered under Sections 7.1(a), (b), (c) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower files such documents with the SEC and such documents are publicly available on the SEC’s EDGAR filing system or any successor thereto.
7.2Management Rights. Borrower shall permit any representative that Agent or the Lenders authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, any such representative shall have the right, at reasonable times and upon reasonable notice, to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or the Lenders shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and the Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3- 101(d)(3)(ii), but that any advice, recommendations or participation by Agent or the Lenders with respect to any business issues shall not be deemed to give Agent or the Lenders, nor be deemed an exercise by Agent or the Lenders of, control over Borrower’s management or policies.

7.3Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, promissory notes or other documents to perfect, give the highest priority to Agent’s Lien on the Collateral or otherwise evidence Agent’s rights herein. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and or pursuant to applicable Loan Documents. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, nor shall Borrower permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) in connection with the refinancing of Permitted Indebtedness permitted under clause (xi) of the definition thereof, (c) purchase money Indebtedness pursuant to its then applicable payment schedule, (d) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower or (e) as otherwise permitted hereunder or approved in writing by Agent.

7.5Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process that could reasonably be expected to result in damages, expenses or liabilities in excess of $1,000,000 affecting the Collateral, the Intellectual Property (other than office actions and other routine notices or similar documents issued by the United States Patent and Trademark Office or other applicable intellectual property office) in connection with the prosecution or maintenance of registrations, issuances or applications to register or issue Intellectual Property), such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property. Borrower shall not agree with any Person other than Agent or the Lenders not to encumber its property other than in connection with a Permitted Lien. Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) customary restrictions (including restrictions on scope of licenses and restrictions on the assignment) of or contained within leases, Licenses and other agreements. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s material property and material assets free and clear from any Liens whatsoever (except for Permitted Liens, provided however, for the avoidance of doubt, that there shall be no Liens whatsoever on Intellectual Property), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets (other than office actions and other routine notices or similar documents issued by the United States Patent and Trademark Office or other applicable intellectual property office in connection with the prosecution or maintenance of registrations, issuances or applications to register or issue Intellectual Property), that could reasonably be expected to result in damages, expenses or liabilities in excess of $1,000,000.

7.6Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments.

7.7Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest (unless otherwise permitted under clause (c) of “Permitted Investments”), or (b) declare or pay any cash dividend or make any other cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make other distributions to Borrower or any Subsidiary of Borrower, (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $500,000 in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $500,000 in the aggregate.

7.8Transfers. Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license (except as otherwise permitted in this Agreement), lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9Mergers and Consolidations. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower).

7.10Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay when due (subject to valid extensions) all material Taxes of any nature whatsoever now or hereafter imposed or assessed against Borrower, its Subsidiaries or the Collateral, or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall, and shall cause each of its Subsidiaries to, accurately file on or before the due date therefor (taking into account proper extensions) all federal and state income Tax returns and other material Tax returns required to be filed. Notwithstanding the foregoing, Borrower and its Subsidiaries may contest, in good faith and by appropriate proceedings diligently conducted, Taxes for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP.

7.11Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent. Neither Borrower nor any Subsidiary shall suffer a Change of Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States of America. Neither Borrower nor any Subsidiary shall relocate any tangible item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit B of the Disclosure Letter to another location described on Exhibit B of the Disclosure Letter) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States of America and, (iii) if such relocation is to a third party bailee, it has used commercially reasonable efforts to deliver a bailee agreement in form and substance reasonably acceptable to Agent.

7.12Deposit Accounts. Borrower shall maintain all of Borrower’s and any of its Subsidiaries’ Deposit Accounts, operating accounts and excess cash with SVB and SVB’s Affiliates, which accounts are required to be subject to Account Control Agreements in favor of Agent; provided, notwithstanding the foregoing, Borrower shall be permitted to maintain twenty-five percent (25%) of its Cash with other financial institutions solely to the extent such Cash is held in Deposit Accounts subject to an Account Control Agreement in favor of Agent. In addition to the foregoing, except as permitted pursuant to clause (iv) or (vii) of the definition of Permitted Indebtedness, Borrower and any Subsidiary of Borrower,

shall obtain any business credit card and any letter of credit exclusively from SVB. Notwithstanding anything herein to contrary, in no event shall Borrower be obligated to deliver any Account Control Agreement with respect to an Excluded Account.

7.13Joinder. Borrower shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within 20 days of formation (or such later date as may be agreed to by Agent in its sole discretion), shall cause any such Subsidiary which is a Domestic Subsidiary to execute and deliver to Agent a Joinder Agreement.

7.14Notification of Event of Default. Borrower shall notify Agent immediately of the occurrence of any Event of Default.

7.15SBA Addendum. One or more affiliates of Agent have received a license from the U.S. Small Business Administration (“SBA”) to extend loans as a small business investment company (“SBIC”) pursuant to the Small Business Investment Act of 1958, as amended, and the associated regulations (collectively, the “SBIC Act”). Portions of the Loan to Borrower may be made by a Lender that is an SBIC. Addendum 2 attached hereto outlines various responsibilities of Agent, each Lender and Borrower associated with a loan made by an SBIC, and such Addendum 2 attached hereto is hereby incorporated in this Agreement.

7.16Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes. The proceeds of the Loans will not be used in violation of Anti- Corruption Laws or applicable Sanctions.

7.17Compliance with Laws.

Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respect with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business.

Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.18Financial Covenants.

(a)Minimum Cash. Beginning on May 15, 2023 until the satisfaction of the Approval Milestone (but without limiting either of the Interest Only Extension Conditions or Section 2.2(e)(i)), Borrower shall at all times maintain Unrestricted Cash in an amount not less than $30,000,000.

(b)Conditional Performance Covenant. On and after January 1, 2024, to the extent the aggregate outstanding principal amount of the Term Loans is equal to or greater than $100,000,000, then Borrower shall maintain compliance with any one of the following clauses:

(i)at all times maintain (A) a minimum Market Capitalization of at least $500,000,000 and (B) Unrestricted Cash in an amount not less than 30% of the aggregate outstanding principal amount of the Term Loans; or

(ii)at all times maintain Unrestricted Cash in an amount not less than 50% of the aggregate outstanding principal amount of the Term Loans; or

(iii)as of the first day of each month (starting on July 1, 2024), maintain Net Product Revenue for the trailing three-month period most recently ended in an amount not less than 60% of projected Net Product Revenue for such three-month period set forth in the Forecast.

7.19Intellectual Property. Each Borrower shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property that is necessary or material to the operation or the conduct of the business of Borrower; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property known to Borrower; and (iii) except for Permitted Transfers, not allow any Intellectual Property (other than immaterial Intellectual Property) to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

7.20Transactions with Affiliates. Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary other than (a) any equity investments in Borrower by investors of Borrower to the extent not constituting a Change in Control, (b) any compensation, director indemnification or similar arrangements in the ordinary course of business of Borrower and as approved by Borrower’s Board or (c) any intercompany arrangements entered into in the ordinary course of business and not prohibited hereunder.

7.21Post-Closing Obligations. To the extent not actually delivered as of the Closing Date or otherwise waived by Agent in its sole discretion, Borrower shall deliver to Agent the items set forth on Schedule 7.21 to the Disclosure Letter no later than the time specified therein

SECTION 8. RIGHT TO INVEST

Borrower shall give timely prior written notice to Agent of each Subsequent Financing and shall use commercially reasonable efforts to permit

Hercules Capital, Inc. or its Affiliates (in its discretion) to participate in Subsequent Financings in an aggregate amount of up to $10,000,000 (with respect to all such Subsequent Financings) on substantially the same terms, conditions and pricing afforded to others participating in such Subsequent Financings (subject to compliance with applicable securities laws and regulations). This Section 8, and all rights and obligations granted hereunder, shall automatically terminate upon the earliest to occur of (a) termination of security interest granted in Section 3.1 of this Agreement, pursuant to the requirements of Section 3.3 of this Agreement or (b) such time that Hercules Capital, Inc. or its Affiliates have purchased $10,000,000 of Borrower’s Equity Interests in the aggregate in Subsequent Financings.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1Payments. Borrower fails to pay (i) any amount due under this Agreement or any of the other Loan Documents (other than Bank Services Agreements) on the due date, and (ii) solely with respect to amounts due under Bank Services Agreements, any amount due thereunder, but after giving effect to any grace or cure periods in such Bank Services Agreements; provided, however that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or the Lenders or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and the Lenders, and (a) with respect to a default under any covenant under this Agreement (other than with respect to the specific Sections referenced in clause
(c) of this Section 9.2), or any other Loan Document (other than a Bank Services Agreement), such default continues for more than fifteen (15) days after the earlier of the date on which (i) Agent has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default,
(b) solely with respect to a default under any covenant under any Bank Services Agreement, such default continues beyond any applicable grace or cure period provided in such Bank Services Agreement, or (c) with respect to a default under any of Sections 6, 7.1, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19, 7.20 and 7.21 the occurrence of such default; or

9.3Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; provided that, for purposes of this Section 9.3, the occurrence of any of the following shall not, in and of itself, constitute a Material Adverse Effect:
(i) failure to achieve the Approval Milestone, the Regulatory Milestone or the Interest Only Extension Conditions, (ii) adverse results or delays with respect to, or the failure to achieve, any clinical or non-clinical trial goals or objectives, (iii) the denial, delay or limitation of approval of the FDA or other regulatory agency with respect to any proposed drug or other Borrower Product or (iv) any revisions to or termination of a strategic alliance, joint venture, co-promotion, co- commercialization or co-development agreements or license arrangement maintained by Borrower so long as the same does not affect the ability of Borrower to perform the Secured Obligations (other than those relating to Bank Services); or

9.4Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or
(iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or a majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) thirty (30) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, in excess of $2,000,000 which remains unsatisfied, unvacated or unstayed for a period of 30 days after entry, or Borrower is enjoined or in any way prevented by court order from conducting any material part of its business; or

9.7Other Obligations. The occurrence of any default (subject to the lapse of any related grace or cure period) under (a) any agreement or obligation of Borrower involving any Indebtedness in excess of $2,000,000 if such default gives rise to the right by the holder of any such Indebtedness to accelerate the time for repayment thereof, or (b) any other material agreement if a Material Adverse Effect could reasonably be expected to result from such default.

SECTION 10. REMEDIES

10.1General. Upon the occurrence and during the continuance of any one or more Events of Default, Agent may, and at the direction of the Required Lenders shall, take any of the following actions: (a) accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations (including, without limitation, the Prepayment Charge and the End of Term Charge) shall automatically be accelerated and made due and payable, in each case without any further notice or act) and (b) demand that Borrower (i) deposit cash with SVB in an amount equal to at least one hundred five percent (105.0%) of the of the aggregate face amount of all Letters of Credit remaining undrawn, to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit. Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact to: (a) exercisable following the occurrence of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (ii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent may elect); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Agent or a third party as the UCC permits; and (vi) receive, open and dispose of mail addressed to Borrower; and (b) regardless of whether an Event of Default has occurred, (i) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (ii) notify all account debtors to pay Agent directly. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Secured Obligations have been satisfied in full (and any obligations under Bank Services Agreements that constitute Secured Obligations have been cash collateralized in accordance with Section 3.3 of this Agreement) and the Loan Documents have been terminated. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations have been fully repaid and performed (and any obligations under Bank Services Agreements that constitute Secured Obligations are cash collateralized in accordance with Section 3.3 of this Agreement) and the Loan Documents have been terminated. Agent may, and as directed by each Lender in accordance with Addendum 4 attached hereto shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, and as directed by each Lender in accordance with Addendum 4 attached hereto shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent, in an amount up to the sum of all accrued fees owing to Agent hereunder;
Second, to Agent and the Lenders in an amount sufficient to pay in full Agent’s and the Lenders’ reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.12, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made under the Loan Documents by the Agent and the Lenders;

Third, to the Lenders, ratably, in an amount up to the sum of all accrued interest owing to the Lenders on the Term Loan Advances hereunder;
Fourth, to the Lenders, to the Lenders ratably, in an amount up to the sums of the outstanding principal and premium, if any, owing to the Lenders from Borrower on the Term Loan Advances hereunder;
Fifth, to the Lenders and Agent ratably (in proportion to all remaining Secured Obligations owing to each), in an amount up to the sum of all other outstanding and unpaid Secured Obligations (including indemnification claims not otherwise satisfied pursuant to the preceding clauses);
Finally, after the full and final payment in Cash of all of the Secured Obligations (other than any (x) inchoate indemnity obligations, and (y) Bank Services, to the extent the counterparty Lender has agreed such Bank Services may continue to exist, or that are cash collateralized in accordance with Section 3.3 of this Agreement), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.
Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or
(ii)the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)If to Agent:

HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer; Cristy Barnes; Himani Bhalla 400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301

email: Telephone:

(b)If to the Lenders:

HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer; Cristy Barnes; Himani Bhalla 400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: Telephone:

SILICON VALLEY BANK
4370 La Jolla Village Drive, Suite 1050 San Diego, CA 92122
Attention: Kristine Rohmer; Annie Kadota; Michael White
email: Telephone:

(c)If to Borrower:

Tarsus Pharmaceuticals, Inc.
Attention: Bryan Wahl, General Counsel 15440 Laguna Canyon Rd. Suite 160,
Irvine, CA 92618
email: Telephone:

With a copy via email to: (i) Leo Greenstein, Chief Financial Officer email: (ii) Jason DelMonico, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, email:

or to such other address as each party may designate for itself by like notice.
11.3Entire Agreement; Amendments.

(a)This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s proposal letter dated December 20, 2021 and the Non-Disclosure Agreement).

(b)Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall, without the written consent of each Lender, (A) postpone or forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest (or fee payable hereunder) or extend the scheduled date of any payment thereof; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents; (D) amendments of any provisions in which the action of all Lenders shall be required for Agent to take any action under the Loan Documents; (E) release of all or substantially all of any material portion of the Collateral, authorization of Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any guarantor of all or any portion of the Secured Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause; (F) subordination of the Liens granted in favor of Agent securing the Secured Obligations; (G) any forbearance or waiver of rights under the Loan Documents; or (H) amend, modify or waive any provision of Sections 2.7 or 11.18 or Addendums 3 attached hereto or Addendum 5 attached hereto. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the Lender, the Agent and all future holders of the Loans.

11.4No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5No Waiver. The powers conferred upon Agent and the Lenders by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or the Lenders to exercise any such powers. No omission or delay by Agent or the Lenders at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or the Lenders is entitled, nor shall it in any way affect the right of Agent or the Lenders to enforce such provisions thereafter.

11.6Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and the Lenders and shall survive the execution and delivery of this Agreement. Sections 6.3, 8, 11.14, 11.15 and 11.17 shall survive the termination of this Agreement.

11.7Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and the Lenders may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and the Lenders’ successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower (as reasonably determined by Agent), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a register for the recordation of each assignment pursuant to this Section 11.7, the names and addresses of the Lender(s), and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lender(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8Participations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Addendum 1 attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Addendum 1 attached hereto (it being understood that the documentation required under Section 7 of Addendum 1 attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.7; provided that such participant shall not be entitled to receive any greater payment under Addendum 1 attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

11.9Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and the Lenders in the State of California, and shall have been accepted by Agent and the Lenders in the State of California. Payment to Agent and the Lenders by Borrower of the Secured

Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.10Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.11Mutual Waiver of Jury Trial / Judicial Reference.

(a)Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND THE LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and the Lenders; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and the Lenders; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)If the waiver of jury trial set forth in Section 11.11(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.
(c)In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.12Professional Fees. Borrower promises to pay Agent’s and the Lenders’ fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable and documented attorneys’ fees, UCC searches and filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable and documented attorneys’ and other professionals’ fees and expenses incurred by Agent and the Lenders after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and
(g)any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or the Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.13Confidentiality. Agent and the Lenders acknowledge that certain items of Collateral and information provided to Agent and the Lenders by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and the Lenders agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and the Lenders may disclose any such information: (a) to its Affiliates and its partners, investors, lenders, directors, officers, employees, agents, advisors, counsel, accountants, counsel, representative and other professional advisors if Agent or the Lenders in their commercially reasonable discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public or to the extent such information becomes publicly available other than as a result of a breach of this Section or becomes available to Agent or any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower to the extent not known by Agent or any Lender to be subject to confidentiality; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or the Lenders and any rating agency; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or the Lenders’ counsel; (e) to comply with any legal requirement or law applicable to Agent or the Lenders or demanded by any governmental authority; (f) to the extent reasonably necessary in connection with the exercise of, or preparing to exercise, or the enforcement of, or preparing to enforce, any right or remedy under any Loan Document (including Agent’s sale, lease, or other disposition of Collateral after default), or any action or proceeding relating to any Loan Document; (g) to any participant or assignee of Agent or the Lenders or any prospective participant or assignee, provided, that such participant or assignee or prospective participant or assignee is subject to confidentiality restrictions that protect against the disclosure of Confidential Information on terms at least as protective as those set forth herein; (h) to any investor or potential investor (and each of their respective Affiliates or clients) in the Agent or the Lenders (or each of their respective Affiliates); provided that such investor, potential investor, Affiliate or client is subject to confidentiality obligations with respect to the Confidential Information; (i) otherwise to the extent consisting of general portfolio information that does not identify Borrower; or (j) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan

Documents. Agent’s and the Lenders’ obligations under this Section 11.13 shall supersede all of their respective obligations under the Non-Disclosure Agreement.

11.14Assignment of Rights. Borrower acknowledges and understands that Agent or the Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and the Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and the Lenders shall retain all rights, powers and remedies hereby given. No such assignment by Agent or the Lenders shall relieve Borrower of any of its obligations hereunder. the Lenders agrees that in the event of any transfer by it of the promissory note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the promissory note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.15Termination; Revival of Secured Obligations. Other than as expressly set forth in Section 11.6 above, this Agreement and the other Loan Documents and all obligations and liabilities of Borrower hereunder or thereunder, shall automatically terminate after all commitments to lend have expired or been terminated and upon the indefeasible payment in full in cash of the Secured Obligations (other than any (x) inchoate indemnity obligations, and (y) Bank Services, to the extent the counterparty Lender has agreed such Bank Services may continue to exist, or that are cash collateralized in accordance with Section 3.3 of this Agreement). Notwithstanding the foregoing, this Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or the Lenders. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, the Lenders or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or the Lenders in Cash.

11.16Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.17No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, the Lenders and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lenders and the Borrower.

11.18Agency. Agent and each Lender hereby agree to the terms and conditions set forth on Addendum 3 attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Addendum 3 attached hereto.

11.19Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party's name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the "Publicity Materials"); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.

11.20Multiple Borrowers. Each Borrower hereby agrees to the terms and conditions set forth on Addendum 4 attached hereto.

11.21Intercreditor Provisions. Each of the Lenders and Borrower hereby agrees to the terms and conditions set forth on Addendum 5 attached hereto.

11.22Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and the Lenders have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

TARSUS PHARMACEUTICALS, INC.

Signature:	/s/ Bobak Azamian
Print Name:	Bobak Azamian
Title:	Chief Executive Officer

Accepted in Palo Alto, California:
AGENT:

HERCULES CAPITAL, INC.

Signature:
Print Name:	Seth Meyer
Title:	Chief Financial Officer

LENDERS:

HERCULES CAPITAL PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.

By:	Hercules Private Global Venture Growth Fund GP I LLC, its general partner

By:	Hercules Adviser LLC, its sole member

Signature:
Print Name:	Seth Meyer
Title:	Authorized Signatory

HERCULES CAPITAL, INC.

Signature:
Print Name:	Seth Meyer
Title:	Chief Financial Officer

SILICON VALLEY BANK

Signature:
Print Name:	Kristine Rohmer
Title:	Director

[Signature Page to Loan and Security Agreement]

IN WITNESS WHEREOF, Borrower, Agent and the Lenders have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

TARSUS PHARMACEUTICALS, INC.

Signature:
Print Name:	Bobak Azamian
Title:	Chief Executive Officer

Accepted in Palo Alto, California:
AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer
Print Name:	Seth Meyer
Title:	Chief Financial Officer

LENDERS:

HERCULES CAPITAL PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.

By:	Hercules Private Global Venture Growth Fund GP I LLC, its general partner

By:	Hercules Adviser LLC, its sole member

Signature:	/s/ Seth Meyer
Print Name:	Seth Meyer
Title:	Authorized Signatory

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer
Print Name:	Seth Meyer
Title:	Chief Financial Officer

SILICON VALLEY BANK

Signature:
Print Name:	Kristine Rohmer
Title:	Director

[Signature Page to Loan and Security Agreement]

IN WITNESS WHEREOF, Borrower, Agent and the Lenders have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

TARSUS PHARMACEUTICALS, INC.

Signature:
Print Name:	Bobak Azamian
Title:	Chief Executive Officer

Accepted in Palo Alto, California:
AGENT:

HERCULES CAPITAL, INC.

Signature:
Print Name:	Seth Meyer
Title:	Chief Financial Officer

LENDERS:

HERCULES CAPITAL PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.

By:	Hercules Private Global Venture Growth Fund GP I LLC, its general partner

By:	Hercules Adviser LLC, its sole member

Signature:
Print Name:	Seth Meyer
Title:	Authorized Signatory

HERCULES CAPITAL, INC.

Signature:
Print Name:	Seth Meyer
Title:	Chief Financial Officer

SILICON VALLEY BANK

Signature:	/s/ Kristine Rohmer
Print Name:	Kristine Rohmer
Title:	Director

[Signature Page to Loan and Security Agreement]

Table of Addenda

Addendum 1: Taxes; Increased Costs

Addendum 2: SBA Provisions

Addendum 3: Agent and Lender Terms

Addendum 4: Multiple Borrower Terms

Addendum 5: Intercreditor Provisions

ADDENDUM 1 to LOAN AND SECURITY AGREEMENT TAXES; INCREASED COSTS
1.Defined Terms. For purposes of this Addendum 1:

a.“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

b.“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (including any assignee or successor), (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender (including any assignee or successor), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Term Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 4 of this Addendum 1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Addendum 1 and (iv) any withholding Taxes imposed under FATCA.

c.“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

d.“Foreign Lender” means a Lender that is not a U.S. Person.

e.“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

f.“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

g.“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

h.“Recipient” means the Agent or any Lender, as applicable.

i.“Withholding Agent” means the Borrower and the Agent.

2.Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the amount payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional amounts payable under this Section 2 or Section 4 of this Addendum 1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

3.Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

4.Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this Addendum 1 or this Section
4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability shall be delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In addition, the Borrower agrees to pay, and to save the Agent and any Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar Taxes (excluding Taxes imposed on or measured by the net income of the Agent or such Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

5.Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8 of the Agreement relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 5.

6.Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a governmental authority pursuant to the provisions of this Addendum 1, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

7.Status of Lenders.

a.Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Addendum 1) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or commercial position of such Lender.

b.Without limiting the generality of the foregoing:

i.any Lender that is a U.S. Person (including any assignee or successor) shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

ii.any Foreign Lender (including any assignee or successor) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

A.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and
(y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

B.executed copies of IRS Form W-8ECI;

C.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 attached to the Disclosure Letter to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section

881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

D.to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W- 8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 of the Disclosure Letter or Exhibit J-3 of the Disclosure Letter, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 of the Disclosure Letter on behalf of each such direct and indirect partner;

iii.any Foreign Lender (including any assignee or successor) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

iv.if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

c.Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

8.Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Addendum 1 (including by the payment of additional amounts pursuant to the provisions of this Addendum 1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Addendum 1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

9.Increased Costs. If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

10.Survival. Each party’s obligations under the provisions of this Addendum 1 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ADDENDUM 2 to LOAN AND SECURITY AGREEMENT

1.1Borrower’s Business. For purposes of this Addendum 2, Borrower shall be deemed to include its “affiliates” as defined in Title 13 Code of Federal Regulations Section
121.103. Borrower represents and warrants to Agent and Lenders as of each SBA Funding Date and covenants to Agent and Lenders for a period of one year after each SBA Funding Date or for such longer period as set forth below with respect to subsections 2, 3, 4, 5, 6 and 7 below, as follows:

(a)Size Status. Borrower’s primary NAICS code is 325412 and has less than 100 employees in the aggregate;

(b)No Relender. Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others, purchasing debt obligations, factoring, or long- term leasing of equipment with no provision for maintenance or repair;

(c)No Passive Business. Borrower is engaged in a regular and continuous business operation (excluding the mere receipt of payments such as dividends, rents, lease payments, or royalties). Borrower’s employees are carrying on the majority of day to day operations. Borrower will not pass through substantially all of the proceeds of the Loan to another entity;

(d)No Real Estate Business. Borrower is not classified under North American Industry Classification System (NAICS) codes 531110 (lessors of residential buildings and dwellings), 531120 (lessors of nonresidential buildings except miniwarehouses), 531190 (lessors of other real estate property), 237210 (land subdivision), or 236117 (new housing for-sale builders). Borrower is not classified under NAICS codes 236118 (residential remodelers), 236210 (industrial building construction), or 236220 (commercial and institutional building construction), if Borrower is primarily engaged in construction or renovation of properties on its own account rather than as a hired contractor. Borrower is not classified under NAICS codes 531210 (offices of real estate agents and brokers), 531311 (residential property managers), 531312 (nonresidential property managers), 531320 (offices of real estate appraisers), or 531390 (other activities related to real estate), unless it derives at least 80 percent of its revenue from non-Affiliate sources. The proceeds of the Loan will not be used to acquire or refinance real property unless Borrower (x) is acquiring an existing property and will use at least 51 percent of the usable square footage for its business purposes; (y) is building or renovating a building and will use at least 67 percent of the usable square footage for its business purposes; or (z) occupies the subject property and uses at least 67 percent of the usable square footage for its business purposes.

(e)No Project Finance. Borrower’s assets are not intended to be reduced or consumed, generally without replacement, as the life of its business progresses, and the nature of Borrower’s business does not require that a stream of cash payments be made to the business’s financing sources, on a basis associated with the continuing sale of assets (e.g., real estate development projects and oil and gas wells). The primary purpose of the Loan is not to fund production of a single item or defined limited number of items, generally over a defined production period, where such production will constitute the majority of the activities of Borrower (e.g., motion pictures and electric generating plants).

(f)No Farm Land Purchases. Borrower will not use the proceeds of the Loan to acquire farm land which is or is intended to be used for agricultural or forestry purposes, such as the production of food, fiber, or wood, or is so taxed or zoned. No Foreign Investment. The proceeds of the Loan will not be used substantially for a foreign operation. Borrower will not have, on or within one year after each SBA Funding Date and each other Loan provided by a Lender that is an SBIC more than 49 percent of its employees or tangible assets located outside the United States of America.

1.2Small Business Administration Documentation. Agent and Lenders acknowledge that Borrower completed, executed and delivered to Agent prior to each SBA Funding Date SBA Forms 480, 652 and 1031 (Parts A and B) together with a business plan showing Borrower’s financial projections (including balance sheets and income and cash flows statements) for the period described therein and a written statement (whether included in the purchase agreement or pursuant to a separate statement) from Agent regarding its intended use of proceeds from the sale of securities to Lenders (the “Use of Proceeds Statement”). Borrower represents and warrants to Agent and Lenders that the information regarding Borrower and its affiliates set forth in the SBA Form 480, Form 652 and Form 1031 and the Use of Proceeds Statement delivered as of each SBA Funding Date is accurate and complete.

1.3Inspection. The following covenants contained in this Section 3 are intended to supplement and not to restrict the related provisions of the Loan Documents. Subject to the preceding sentence, Borrower will permit, for so long as Lenders hold any debt or equity securities of Borrower, Agent, Lenders or their representative, at Agent’s or Lenders’ expense, and examiners of the SBA to visit and inspect the properties and assets of Borrower, to examine its books of account and records, and to discuss Borrower’s affairs, finances and accounts with Borrower’s officers, senior management and accountants, all at such reasonable times as may be requested by Agent or Lenders or the SBA.

1.4Annual Assessment. Upon request of Agent or Lender, promptly after the end of each calendar year (but in any event prior to February 28 of each year) and at such other times as may be reasonably requested by Agent or Lenders, Borrower will deliver to Agent a written assessment of the economic impact of Lenders’ investment in Borrower, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of Borrower in terms of expanded revenue and taxes, other economic benefits resulting from the investment (such as technology development or commercialization, minority business development, or expansion of exports) and such other information as may be required regarding Borrower in connection with the filing of Lenders’ SBA Form 468. Lenders will assist Borrower with preparing such assessment. In addition to any other rights granted hereunder, Borrower will grant Agent and Lenders and the SBA access to Borrower’s books and records for the purpose of verifying the use of such proceeds. Borrower also will furnish or cause to be furnished to Agent and Lenders such other information regarding the business, affairs and condition of Borrower as Agent or Lenders may from time to time reasonably request, and such information shall be certified by the President, Chief Executive Officer or Chief Financial Officer of Borrower to the extent requested by Agent or Lender for compliance with the SBIC Act.

1.5Use of Proceeds. Borrower will use the proceeds from the Loan only for purposes set forth in Section 7.17. Borrower will deliver to Agent from time to time promptly following Agent’s request, a written report, certified as correct by Borrower’s Chief Financial Officer, verifying the purposes and amounts for which proceeds from the Loan have been disbursed. Borrower will supply to Agent such additional information and documents as Agent reasonably requests with respect to its use of proceeds and will, to the extent required by Section 7.2, permit Agent and Lenders and the SBA to have access to any and all Borrower records and information and personnel as Agent deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified in Section 7.17.

1.6Activities and Proceeds. Neither Borrower nor any of its affiliates (if any) will engage in any activities or use directly or indirectly the proceeds from the Loan for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. §107.720. Borrower shall not, nor shall it cause or permit any of its subsidiaries to, without obtaining the prior written approval of Agent, change Borrower’s or any such subsidiary’s business activities from that conducted on the date hereof to a business activity from which a small business investment company is prohibited from providing funds by the SBIC Act. Borrower agrees that any such change in its or any such subsidiary’s business activities without such prior written consent of Agent shall constitute a material breach of the obligations of Borrower under this Addendum 2.

1.7Redemption Provisions. Notwithstanding any provision to the contrary contained in the Certificate of Incorporation of Borrower, as amended from time to time (the “Charter”), if, pursuant to the redemption provisions contained in the Charter, Lenders are entitled to a redemption of its Warrant, such redemption (in the case of Lenders) will be at a price equal to the redemption price set forth in the Charter (the “Existing Redemption Price”). If, however, Lenders deliver written notice to Borrower that the then current regulations promulgated under the SBIC Act prohibit payment of the Existing Redemption Price in the case of an SBIC (or, if applied, the Existing Redemption Price would cause any series of preferred stock to lose its classification as an “equity security” and Lenders have determined that such classification is unadvisable), the amount Lenders will be entitled to receive shall be the greater of (i) fair market value of the securities being redeemed taking into account the rights and preferences of such securities plus any costs and expenses of Lenders incurred in making or maintaining such warrant, and (ii) the Existing Redemption Price where the amount of accrued but unpaid dividends payable to Lenders is limited to Borrower’s earnings plus any costs and expenses of Lenders incurred in making or maintaining such warrant; provided, however, the amount calculated in subsections (i) or (ii) above shall not exceed the Existing Redemption Price.

1.8Compliance and Resolution. Borrower agrees that a failure to comply with Borrower’s obligations under this Addendum, or any other set of facts or circumstances where it has been asserted by any governmental regulatory agency (or Agent or Lenders believe that there is a substantial risk of such assertion) that Agent, Lenders and their affiliates are not entitled to hold, or exercise any significant right with respect to, any securities issued to Lenders by Borrower, will constitute a breach of the obligations of Borrower under the financing agreements among Borrower, Agent and Lenders. In the event of (i) a failure to comply with Borrower’s obligations under this Addendum; or (ii) an assertion by any governmental regulatory agency (or Agent or Lenders believe that there is a substantial risk of such assertion) of a failure to comply with Borrower’s obligations under this Addendum, then (y) Agent, Lenders and Borrower will meet and resolve any such issue in good faith to the satisfaction of Borrower, Agent, Lenders, and any governmental regulatory agency, and (z) upon request of Lenders or Agent, Borrower will cooperate and assist with any assignment of the financing agreements among any Lender and Hercules Capital, Inc.

ADDENDUM 3 to LOAN AND SECURITY AGREEMENT

Agent and Lender Terms

(a)Each Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and irrevocably authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Agent shall have only those duties which are specified in this Agreement and it may perform such duties by or through its agents, representatives or employees. In performing its duties on behalf of Lenders, Agent shall exercise the same care which it would exercise in dealing with loans made for its own account, but it shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of all or any of the Loan Documents, or for any representations, warranties, recitals or statements made therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents furnished or delivered in connection herewith or therewith by Agent to any Lender or by or on behalf of Borrower to Agent or any Lender, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein, as to the use of the proceeds of the Term Loan Advances, the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent. Agent shall not be responsible for insuring the Collateral or for the payment of any taxes, assessments, charges or any other charges or liens of any nature whatsoever upon the Collateral or otherwise for the maintenance of the Collateral, except in the event Agent enters into possession of a part or all of the Collateral, in which event Agent shall preserve the part in its possession. Unless the officers of Agent acting in their capacity as officer of Agent on Borrower’s account have actual knowledge thereof or have been notified in writing thereof by Lenders, Agent shall not be required to ascertain or inquire as to the existence or possible existence of any Event of Default.

(b)Neither Agent nor any of its officers, directors, employees, attorneys, representatives or agents shall be liable to Lenders for any action taken or omitted hereunder or under any of the other Loan Documents or in connection herewith or therewith unless caused by its or their gross negligence or willful misconduct. No provision of this Agreement or of any other Loan Document shall be deemed to impose any duty or obligation on Agent to perform any act or to exercise any power in any jurisdiction in which it shall be illegal, or shall be deemed to impose any duty or obligation on Agent to perform any act or exercise any right or power if such performance or exercise (a) would subject Agent to a tax in a jurisdiction where it is not then subject to a tax or (b) would require Agent to qualify to do business in any jurisdiction where it is not so qualified. Without prejudice to the generality of the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting under this Agreement or under any of the other Loan Documents in accordance with the instructions of the Lenders. Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement unless and until it has obtained the written instructions of the Lenders. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon Agent in its individual capacity. With respect to its participation in the Loan Agreement hereunder, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same rights and powers as though it were not performing the duties and functions delegated to it hereunder and the term

“Lender” or “Lenders” or any similar term shall unless the context clearly indicates otherwise include Agent in its individual capacity.

(c)Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of the Lenders unless Agent shall have been provided by the Lenders with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

(d)Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Commitments) in effect on the date on which indemnification is sought under this Addendum 3, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(e)To the extent not reimbursed either by Borrower or from the application of Collateral proceeds pursuant to Section 10.2, a Lender (the “Indemnified Lender”) shall be indemnified by the other Lender (an “Indemnifying Lender”), on a several basis in proportion to each Lender’s pro rata portion of the Term Commitment, and each Indemnifying Lender agrees to reimburse the Indemnified Lender for the Indemnifying Lender’s pro rata share of the following items (an “Indemnified Payment”):

(i)all reasonable out-of-pocket costs and expenses of the Indemnified Lender incurred by the Indemnified Lender in connection with the discharge of its activities under this Agreement or the Loan Agreement, including reasonable legal expenses and attorneys’ fees; provided, that the Indemnified Lender shall consult with the other Lender regarding the incurrence of such costs and expenses at reasonable intervals (but not more often than monthly) and any such reasonable costs and expenses shall be “Claims” hereunder notwithstanding any disagreement by the other Lender as to their incurrence; and
(ii)from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, which may be imposed on, incurred by or asserted against the Indemnified Lender in any way relating to or arising out of this Agreement, or any action taken or omitted by the Indemnified Lender hereunder; provided that the Indemnifying Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, if the same results from the Indemnified Lender’s gross negligence or willful misconduct or from undertaking Enforcement Actions in violation of clause (d) of Addendum 5 attached to the Loan Agreement;

(iii)provided, however, that the Indemnified Lender shall not be reimbursed or indemnified for an Indemnified Payment, except to the extent that the Indemnified Lender paid more than its ratable share of such payment. All Indemnified Payments (as set forth in this paragraph c) to an Indemnified Lender are intended to be paid ratably by the other Lender.

(f)Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(g)Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:

(i)be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

(h)In connection with any exercise of Enforcement Actions hereunder, neither any Agent nor any Lender or any of its partners, or any of their respective directors, officers, employees, attorneys, accountants, or agents shall be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct with respect to its duties under this Agreement.

(i)Each Lender and Agent may execute any of its powers and perform any duties hereunder either directly or by or through agents or attorneys-in-fact. Each Lender and Agent shall be entitled to advice of counsel concerning all matters pertaining to such powers and duties. No Lender or Agent shall be responsible for the negligence or misconduct of any agents or attorneys- in-fact selected by it, if the selection of such agents or attorneys-in-fact was done without gross negligence or willful misconduct.

(j)Each Lender agrees that it will make its own independent investigation of the financial condition and affairs of Borrower in connection with the making of Term Loan Advances pursuant to the Loan Agreement and has made and shall continue to make its own appraisal of the creditworthiness of Borrower. Neither the Agent nor any Lender shall have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of all Lenders or to provide the other Lenders with any credit or other information with respect thereto whether coming into its possession before the date hereof or any time or times thereafter and shall further have no responsibility with respect to the accuracy of or the completeness of the information provided to the Lenders by Borrower.

(k)As used in this Addendum 3, “Collateral Claim” means any and all present and future “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the Bankruptcy Code, but without regard to whether such claim would be disallowed under the Bankruptcy Code) of a Lender now or hereafter arising or existing under or relating to this Agreement and related Loan Documents, whether joint, several, or joint and several, whether fixed or indeterminate, due or not yet due, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, or disputed or undisputed, whether under a guaranty or a letter of credit, and whether arising under contract, in tort, by law, or otherwise, any interest or fees thereon (including interest or fees that accrue after the filing of a petition by or against Borrower under the Bankruptcy Code, irrespective of whether allowable under the Bankruptcy Code), any costs of Enforcement Actions, including reasonable attorneys’ fees and costs, and any prepayment or termination premiums.

(l)As used in this Addendum 3, “Enforcement Action” means, with respect to any Lender and with respect to any Collateral Claim of such Lender or any item of Collateral in which such Lender has or claims a security interest lien or right of offset, any action, whether judicial or nonjudicial, to repossess, collect, accelerate, offset, recoup, give notification to third parties with respect to, sell, dispose of, foreclose upon, give notice of sale, disposition, or foreclosure with respect to, or obtain equitable or injunctive relief with respect to, such Collateral Claim or Collateral. The filing, or the joining in the filing, by any Lender of an involuntary bankruptcy or insolvency proceeding against Borrower also is an Enforcement Action.

ADDENDUM 4 to LOAN AND SECURITY AGREEMENT

Multiple Borrower Terms

(a)Borrower’s Agent. Each of the Borrowers hereby irrevocably appoints Tarsus Pharmaceuticals, Inc. as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loans and receiving account statements and other notices and communications to Borrowers (or any of them) from the Agent or any Lender. The Agent may rely, and shall be fully protected in relying, on any request for the Term Loan, disbursement instruction, report, information or any other notice or communication made or given by Tarsus Pharmaceuticals, Inc., whether in its own name or on behalf of one or more of the other Borrowers, and the Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Borrowers’ obligations hereunder be affected thereby.

(b)Waivers. Each Borrower hereby waives: (i) any right to require the Agent to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with the Agent or any Indebtedness of the Agent or any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy the Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Agent or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of the Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Secured Obligations. If any claim is ever made upon the Agent for repayment or recovery of any amount or amounts received by the Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by the Agent with any such claimant (including without limitation the any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Borrower shall be and remain liable to the Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by the Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, the Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Secured Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which the Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property;
(iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as the Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable. Each Borrower consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Secured Obligations. Each Borrower further consents and agrees that the Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations. Without limiting the generality of the foregoing, the Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d)Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Agent. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of the Agent or any Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting the Agent to furnish to it any information now or hereafter in the Agent’s possession concerning the same or any other matter.

(e)Subordination. All Indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and the Borrower holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination.

ADDENDUM 5 to LOAN AND SECURITY AGREEMENT

Intercreditor Provisions Each Lender party to this Agreement hereby agrees as follows:

(a)Limitation of Further Credit Extensions. After the date hereof, except pursuant to this Agreement and as permitted pursuant, no Lender may make loans to or otherwise extend credit to Borrower (excluding the provision by SVB to Borrower of the Bank Services in an aggregate amount outstanding at any time not to exceed the Bank Services Cap) without notice to and the consent of each other Lender, which consent will not be unreasonably withheld.

(b)Transfer of Interests.

(i)No Lender may sell or otherwise transfer any of its interest in this Agreement or the related Loan Documents without the prior written consent of the other Lenders (which consent may, for the avoidance of doubt, be conditioned on such successor or assign entering into an intercreditor agreement satisfactory to such other Lender), except that no such consent shall be required in connection with (a) any sale, assignment or transfer by any Lender of any of its interest in this Agreement and other Loan Documents to any Affiliate of such Lender or (b) a Lender’s own financing or securitization transactions, in which case, such Lender may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such assignment, transfer or indorsement under this clause (b) shall release such Lender from any of its obligations under this Agreement or under the Loan Documents or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Person or party as Agent reasonably shall require.

(ii)The transferee shall assume all obligations of the transferring Lender under this Agreement and the other Loan Documents with respect to the portion of the transferor’s interest in this Agreement and the other Loan Document transferred, provided, that to the extent the transferor shall not transfer the entirety and shall retain any portion of its interest in this Agreement and the other Loan Documents, the transferor shall retain its obligations under this Agreement and the other Loan Documents with respect to that portion of its interest.

(iii)The transferee shall provide to the other Lender evidence reasonably satisfactory to such Lender that the proposed transferee has the financial ability and legal authority to assume and perform all obligations of the transferring Lender under this Agreement and the other applicable Loan Documents.

(iv)Any sale or transfer of an interest in this Agreement and other applicable Loan Documents shall be voidable at the option of the other Lender unless the provisions of this paragraph (b) are satisfied.

(c)Possession of Collateral. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the other Lenders for purposes of perfecting Agent’s or such other Lenders’ security interest therein.

(d)Decision to Exercise Remedies. Upon the occurrence of an Event of Default, Agent shall take such actions and only such actions as Lenders mutually agree to take to enforce their rights and remedies under this Agreement; provided, however, that if after consultation, Lenders cannot mutually agree on what action to take, then either Lender shall have the right upon prior written notice to the other to cause the acceleration of this Agreement on behalf of the Lenders. Upon such acceleration, the Lenders shall mutually agree as to what Enforcement Action to take; provided, however, that if after consultation, Lenders cannot mutually agree on what action to take, then the Lender wishing to take the stronger Enforcement Action (the “Enforcing Lender”) shall have the right to determine and shall control the timing, order and type of Enforcement Actions which will be taken and all other matters in connection with any such Enforcement Actions. To facilitate these rights to control Enforcement Actions, upon either Lender becoming the Enforcing Lender, if the Enforcing Lender is not already the Agent, then automatically and without the necessity of any further action being taken by any party, (x) the original Agent shall be deemed to have resigned as Agent and (y) the Lenders shall be deemed to have unanimously appointed the Enforcing Lender as successor Agent under this Agreement and the Loan Documents (and the Enforcing Lender shall be deemed to have accepted such appointment), provided that, once the Enforcing Lender shall have been appointed as the Agent under the provisions of this sentence, the Enforcing Lender as such successor Agent shall no longer be bound by the restrictions of the first sentence of this paragraph, but instead shall have the right to determine and control all Enforcement Actions as provided for in the immediately preceding sentence (subject to the provisions of the following sentence). In taking such Enforcement Actions pursuant to the previous sentence, the Enforcing Lender as such successor Agent shall act reasonably and in good faith and shall consult with and keep the other Lender informed thereof at reasonable intervals; provided, however, that notwithstanding any such consultations and provision of information to the other Lender, the Enforcing Lender as such successor Agent shall retain the right to make all determinations in the event of disagreements between the Enforcing Lender and the other Lender. In all cases with respect to Enforcement Actions, the Enforcing Lender shall have the right to act both on its own behalf and as agent for the other Lender with respect thereto. In addition, the other Lender shall take such actions and execute such documents and instruments as the Enforcing Lender may reasonably request in connection with and to facilitate any such Enforcement Actions and take any other action as the successor Agent requests to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement and the Loan Documents.

(e)Insolvency Events. In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the property of Borrower or the proceeds thereof to the creditors of Borrower, or the readjustment of any Collateral Claims, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any part of any of the Collateral Claims, or the application of the property of Borrower to the payment or liquidation thereof, or upon the dissolution or other winding up of Borrower’s business, or upon the sale of all or any substantial part of Borrower’s property (any of the foregoing being hereinafter referred to as an “Insolvency Event”), then, and in any such event, and subject to any subordination arrangements to which the Lenders may be subject, (a) all payments and distributions of any kind or character, whether in cash or property or securities in respect of the Lenders’ Collateral Claims shall be distributed pursuant to the provisions of Section 10.2 of this Agreement; (b) each Lender shall promptly file a claim or claims, on the form required in such proceeding, for the full outstanding amount of such Lender’s Claim, and shall use its best efforts to cause said claim or claims to be approved; (c) each of the Lenders hereby irrevocably agrees that, to the extent that it fails timely to do so, any other Lender may in the name of the first Lender, or otherwise, prove up any and all Collateral Claims of the first Lender relating to the first Lender’s Claim; and (d) in the event that, notwithstanding the foregoing, any payment or distribution of any kind or character (other than any payment received by SVB in respect of Bank Services) in respect of a Lender’s Collateral Claims, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lender’s Collateral Claims.

(f)Foreclosure

(i)Only by mutual agreement shall the Lenders make or cause to be made a credit bid at any foreclosure sale or other sale of any of the Collateral on behalf of the Lenders. If Lenders are the successful bidders at the sale, then (a) the amount to be credited against their respective Collateral Claims shall be allocated pro rata between the Lenders according to the balances of such Collateral Claims, and (b) Lenders shall take title to the Collateral so purchased together, each holding a pro rata undivided interest in such Collateral. The parties shall mutually agree as to the most favorable disposition of any Collateral purchased with any such credit bid.

(ii)No Lender shall make or cause to be made a cash bid at any foreclosure sale or other sale of any of the Collateral without the prior written consent of the other Lender. If a cash bid is made and is successful, then (a) the proceeds of the sale shall be allocated as set forth in Section 10.2 of this Agreement, and (b) the Lender that entered the successful bid shall acquire the Collateral so purchased for its own account, and the other Lender shall have no further interest in that Collateral upon the payment to such other Lender of the shares of the proceeds in accordance with Section 10.2 of this Agreement.

(g)Relationship of Lenders.    The relationship among the Lenders is, and at all times shall remain solely that of colenders. Lenders shall not under any circumstances be construed to be partners or joint venturers of one another; nor shall the Lenders under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with one another, or to owe any fiduciary duty to one another. Lenders do not undertake or assume any responsibility or duty to one another to select, review, inspect, supervise, pass judgment upon or otherwise inform each other of any matter in connection with Borrower’s property, any Collateral held by any Lender or the operations of Borrower. Each Lender shall rely entirely on its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender in connection with such matters is solely for the protection of such Lender.

(h)Waterfall. Notwithstanding anything in this Agreement to the contrary, the priorities set forth in Section 10.2 shall not apply to any and/or all of SVB’s present and future rights (whether described as rights of setoff, banker’s liens, chargeback or otherwise, and whether available to SVB under the law or under any other agreement between SVB and Borrower concerning any account maintained by Borrower with SVB or any of its affiliates (“Account”)) with respect to: (i) the face amount of a check, draft, money order, instrument, wire transfer of funds, automated clearing house entry, credit from a merchant card transaction, other electronic transfer of funds or other item (x) deposited in or credited to any Account and returned unpaid or otherwise uncollected or subject to an adjustment entry, whether for insufficient funds or for any other reason and without regard to the timeliness of the return or adjustment or the occurrence or timeliness of any other person’s notice of nonpayment or adjustment, (y) subject to a claim against SVB for breach of transfer, presentment, encoding, retention or other warranty under Federal Reserve Regulations or Operating Circulars, clearing house rules, the UCC or other applicable law, or (z) for a merchant card transaction, against which a contractual demand for chargeback has been made; (ii) service charges, fees or expenses payable or reimbursable SVB in connection with any Account or any related services; and (iii) any adjustments or corrections of any posting or encoding errors, for which SVB shall be senior to each other Lender.

(i)Priority of Bank Services; Cash Collateral. The parties agree that (x) notwithstanding anything to the contrary contained in this Agreement, SVB’s lien on the Collateral shall be senior in priority to the liens of Lenders under the Loan Agreement to the extent of Borrower’s reimbursement obligations in respect of Bank Services up to the Bank Services Cap (collectively, the “Reimbursement Obligations”), and (y) SVB may extend credit to Borrower in connection with the provision of Bank Services and take such action as SVB deems necessary to enforce its rights and remedies (including, without limitation, any Enforcement Action (as defined in Addendum 3) against the Collateral and Borrower) to satisfy the Reimbursement Obligations with respect to Bank Services, all without prior notice to or the consent of Hercules. Notwithstanding the terms of this Agreement to the contrary, any Proceeds of Collection received by Agent or a Lender shall be paid over to SVB to be applied to the Reimbursement Obligations, with any remainder, after satisfaction of the Reimbursement Obligations to SVB, to be distributed to SVB and Hercules in the manner and order set forth in Sections 2.7 and 10.2, as applicable. In addition to the provision of Bank Services by SVB, which may be provided on a cash secured or a non-cash secured basis, the parties acknowledge that Borrower may in the future desire to pledge cash and/or securities in connection with the provision by SVB to Borrower of Bank Services. The parties agree that notwithstanding anything to the contrary contained in this Agreement, Borrower may pledge cash and/or securities in an aggregate amount up to (and without duplication of) the Bank Services Cap to SVB as collateral to secure its obligations to SVB relating to Bank Services (such cash and/or securities and the proceeds thereof (but expressly excluding any other Collateral) being hereinafter referred to as the “Cash Collateral”). Hercules may not foreclose upon, or force SVB to take any actions with respect to, the Cash Collateral notwithstanding anything in this Agreement to the contrary. SVB consents to Borrower’s grant to Lenders of liens and security interests against the Cash Collateral, and the parties agree that the Cash Collateral and proceeds thereof shall be distributed to SVB and Hercules, after satisfaction of the Reimbursement Obligations to SVB, in the manner and order set forth in Sections 2.7 and 10.2, as applicable. This clause (i) shall not in any way (a) limit SVB’s rights under Section
10.2 or (b) supersede the limitations on Bank Services as set forth in clause (a) of this Addendum.

(j)Representations and Warranties

(i)Hercules represents and warrants that it is a corporation duly existing and in good standing under the laws of Maryland and is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified, except for such states as to which any failure so to qualify would not have a material adverse effect on Hercules. SVB represents and warrants that it is a banking corporation duly existing and in good standing under the laws of California and it is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires, that it be so qualified, except for such states as to which any failure so to qualify would not have a material adverse effect on SVB.
(ii)Each Lender represents and warrants that it has all necessary power and authority to execute, deliver and perform this Agreement in accordance with the terms hereof and that it has all requisite power and authority to own and operate its properties and to carry on its business as now conducted.

(iii)Each Lender represents and warrants that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have each been duly authorized by all necessary action on the part of such Lender and (b) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of such Lender, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.